Exhibit 10.1

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made on the 3rd day of January, 2020 between Iradimed Corporation, a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida (“Iradimed” or “Company”), and MaryBeth Smith, an individual residing at 1895 Dove Mountain Ct., Reno, NV 89523 (“Executive”).

WITNESSETH:

WHEREAS, Iradimed desires to employ Executive upon the terms and conditions hereinafter stated; and

WHEREAS, Executive wishes to be employed by Iradimed on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound thereby, Iradimed and Executive agree as follows:

1.	Employment. Iradimed shall employ Executive, and Executive hereby accepts employment by Iradimed, for the period and upon the terms and conditions contained in this Agreement, beginning January 20, 2020 (the “Start Date”).

2.	Title and Duties. Executive is being hired to serve Iradimed as Vice President of Worldwide Sales. Executive will report to the President and Chief Executive Officer of the Company (the “CEO”) and/or his/her designee, and shall have such authority and responsibilities as delegated or assigned from time to time by the CEO and/or his/her designee. Executive shall primarily be responsible for meeting revenue and sales cost objectives, customer service and clinical education, and developing and maintaining personnel meeting such goals.

3.	Term. This Agreement shall commence on the Start Date and shall continue until terminated in accordance with Sections 7 and 8 below (the “Term”). If the Agreement is not renewed in writing, such non-renewal is not considered a termination, and the Executive is not entitled to any compensation that becomes effective if the Agreement is terminated.

4.	Policies. Except as provided herein, Executive shall be covered by and agrees to comply with all Iradimed policies on the same terms as are applicable to other full-time Executives.

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5.	Extent of Services. Executive shall devote substantially all of her entire business and professional time and attention to the faithful and diligent performance of Executive’s duties hereunder, and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of Iradimed. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the CEO (which consent will not be unreasonably withheld or delayed), act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to Iradimed’s CEO, (b) maintain Executive’s ownership of any business or entity as such ownership exists on the Start Date, (c) with the prior written consent of the CEO, purchase or own any business or entity, and (d) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) through (d) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

6.	Compensation.

(a)	Base Salary. The Company shall pay Executive a minimum annual salary of two hundred fifty thousand United States dollars (US$250,000), or in the event of any portion of a year, a pro rata daily amount of such annual salary. Executive’s salary will be payable as earned in accordance with the Company’s customary payroll practice and subject to tax withholdings as applicable and required by law. Executive shall also be annually reviewed and eligible for merit increases as warranted by performance. Merit increases shall be based on Executive’s base salary and subsequent performance review(s), beginning in February 2021 and each year thereafter while Executive is employed by the Company.

(b)	Annual Bonus. Executive shall be eligible each fiscal year to receive cash bonus compensation based upon attaining specific qualitative and/or quantitative goals as assigned by the CEO with consideration of any special situations in which the Executive may have demonstrated exemplary performance. The target value of such annual cash bonus awards shall be 50% of the then prevailing Base Salary (the “Annual Bonus”). For the period beginning on the Start Date and ending on December 31, 2020 (the last day of the Company’s 2020 fiscal year), the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire calendar year multiplied by a fraction, the numerator of which is equal to the number of days (including weekends and holidays) that the Executive was employed in the applicable fiscal year and the denominator of which is equal to the total number of days in such year.) The Annual Bonus shall be deemed to have been earned by, and payable to the Executive as of the date of the Board of Directors’ determination of the amount of the Annual Bonus, regardless of whether Executive is still employed on the payment date.

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(c)	Equity Compensation. The Company shall provide Executive with a restricted stock unit award (RSU) that will be subject to the terms and conditions of the Iradimed Restricted Stock Unit Agreement executed by Executive and Company (the “RSU Grant”). The RSU Grant will be awarded on the Start Date, having a value of U.S. $125,000, with the number of shares determined by the price of Iradimed Common Stock at the Nasdaq market closing price the trading day preceding the day of RSU Grant.

The RSU Grant will vest over four years in annual installments, each equal to 25% of the RSU Grant, with the first installment vesting twelve (12) months from the Start Date, and the second, third and fourth installments vesting respectively 24, 36 and 48 months from the Start Date.

(d)	Annual Equity Bonus. Beginning in December 2020, Executive will be eligible for consideration for future equity compensation, which shall be annually awarded as an RSU grant having a targeted value of U.S. $125,000 which may be increased or decreased subject to Executive’s performance against goals as set by the CEO and the Board of Directors with the number of shares determined in a like manner to that indicated in 6(c) (the “Equity Bonus”).

(e)	Benefits. Executive will be eligible to participate in Iradimed employee benefit plans that apply to all employees generally, including without limitation, health and dental insurance programs, 401(k) plan, and four weeks (twenty business days) annually of paid personal leave (vacation, sick and personal days).

(f)	Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(g)	Relocation Bonus. In consideration of anticipated costs to be incurred by Executive in connection with her part-time relocation to Florida, on the Start Date, the Company shall pay to Executive a cash bonus in an amount such that Executive shall receive $15,000 on an after-tax basis.

7.	Termination By Company.

(a)	Termination For Cause. Iradimed may terminate Executive’s employment hereunder for “Cause” upon: (a) any willful breach of any material obligation under this Agreement; (b) any gross negligence or willful misconduct by Executive in the performance of her duties as an Iradimed employee; (c) Executive’s conviction of or plea of guilty or nolo contendre to a crime that constitutes a felony under the laws of the United States or any state thereof, if such felony or other crime is of personal dishonesty or moral turpitude of the Executive and/or is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material or financial harm to the Company or its affiliates; (d) Executive’s commission or participation in any act of fraud, embezzlement or dishonesty; (e) Executive’s willful, material breach of an Iradimed policy; (f) willful misconduct or breach of fiduciary duty by the Executive in respect of the duties or obligations of the Executive under this Agreement; (g) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing her duties in any manner; and (h) breach of any restrictive covenant obligation set forth in this Agreement. Executive shall not be terminated under subparagraphs (a), (e), or (h) herein, unless she has received written notice of such breach from the Company’s CEO, has had an opportunity to respond to the notice, and has failed substantially, where possible, to cure such breach within thirty (30) calendar days of such notice. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon the authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

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(b)	Termination Without Cause. The Company may terminate this Agreement at any time by providing a Notice of Termination which includes a Date of Termination at least thirty (30) calendar days after delivery of the Notice of Termination. The Company, at its option, may elect to have the Executive not report to work after the date of the written notice.

(c)	Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Executive not report to work after the date of the written notice. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the Notice of Termination and the provisions of this Agreement.

8.	Termination By Executive.

(a)	Termination for Good Reason. Executive may terminate her employment hereunder by tendering her resignation to Iradimed. Unless otherwise consented to in writing by Executive, a resignation by Executive shall be for “Good Reason,” where such resignation is tendered within sixty (60) days following: (a) a reduction in Executive’s minimum Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions); or (b) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law). Prior to accepting Executive’s resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Executive’s resignation. If the matter is not rectified within fifteen (15) days, Executive’s resignation shall be deemed accepted by the Company.

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(b)	Resignation in connection with a Control Transaction. Executive may resign her position as a consequence of a Control Transaction (a “Change in Control Resignation”) where such resignation is tendered within sixty (60) days following any of the events listed below and such event occurs within twelve (12) months following a Control Transaction as defined in Section 8(c):

(i)	an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of Executive’s authority, responsibilities, title, reporting structure, or duties from, those held by Executive immediately prior to the Control Transaction;

(ii)	a material reduction in Executive’s annual salary or bonus program in effect immediately prior to the Control Transaction;

(iii)	the failure to provide Executive with a number of paid personal leave days at least equal to the number of paid personal leave days to which she was entitled in the last full calendar year prior to the Control Transaction;

(iv)	the failure to provide Executive with substantially the same fringe benefits that were provided to Executive immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is, in Executive’s opinion, substantially at least as beneficial to Executive in all material respects to such fringe benefits taken as a whole;

(v)	the failure to obtain the express written assumption of, and agreement to, perform the obligations in this Agreement by any successor.

(c)	Control Transaction. In this Agreement, a “Control Transaction” means a change in control of the Company defined as a transfer of ownership of more than 50% of the outstanding shares of the Company’s stock in a single transaction or in a series of transactions that are related to the same or related parties. The regular daily trading of the Company’s Common Stock, when aggregated over time, does not constitute a Control Transaction.

(d)	Termination Without Cause. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

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9.	Death or Disability.

(a)	If, during the term of this Agreement, Executive becomes disabled such that she is not able to effectively discharge her duties under this Agreement due to physical or mental incapacity, to perform the essential functions of her job, with or without reasonable accommodation, for a period of one hundred eighty days (180) out of any three hundred sixty-five (365) day period (a “Disability”), Iradimed’s obligations under this Agreement shall cease, except that Executive may participate in any Iradimed-provided group disability benefits in accordance with the terms of those plans. However, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(b)	If the Executive’s employment is terminated during the Term on account of the Executive’s death or Disability, the Executive or the Executive’s estate or beneficiaries, as the case may be shall be entitled to receive the following:

(i)	All accrued Base Salary and vacation time;

(ii)	A lump sum payment of all (A) unpaid Annual Bonuses and (B) the pro-rata Annual Bonus that the Executive would have earned for the fiscal year in which the death or Disability occurs, based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2 ) months following the end of the fiscal year in which the termination occurs.

(iii)	All vested equity grants.

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10.	Consequences of Termination Other than From Death or Disability.

(a)	Compensation.

(i)	In the event that Iradimed terminates Executive’s employment hereunder Without Cause or Executive resigns from Iradimed with Good Reason, then Iradimed shall pay to Executive (i) the full amount of any earned but unpaid Base Salary through the date of termination; (ii) her accrued and unused vacation leave as of the last day worked, (iii) her approved business expenses; (iv) the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination; (v) an amount equal to twelve (12) months Base Salary; (vi) subject to Executive’s timely election to continue her existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will provide Executive a taxable lump sum payment in an amount equal to pay the employer portion of the insurance premiums to continue your existing health benefits under COBRA for twelve (12) months following the termination date, as such premiums would be measured on the termination date, less applicable federal and state payroll deductions (the “COBRA Payment”); and (vii) all unvested equity awards pursuant to Sections 6(c) and (d) above shall be immediately accelerated and deemed vested as of the termination date. Such payment shall be made as a lump sum within fifteen (15) days of the effective date of such termination. Notwithstanding anything to the contrary in this Agreement, if Company determines in its sole discretion that it cannot provide the COBRA Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, the Parties agree to reform this Section. Notwithstanding anything to the contrary in this Agreement, if Executive becomes eligible to participate in any other company sponsored health insurance plan, cancels COBRA or otherwise becomes ineligible to receive COBRA benefits, the Company’s obligations under this provision shall cease immediately.

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(ii)	In the event that Company terminates Executive’s employment as a result of a Control Transaction or Executive tenders a Change in Control Resignation, then Iradimed shall pay to Executive (i) the full amount of any earned but unpaid Base Salary through the date of termination; (ii) her accrued and unused vacation leave as of the last day worked; (iii) her approved business expenses; (iv) the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination; (v) an amount equal to twelve (12) months Base Salary; (vi) subject to Executive’s timely election to continue her existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will provide you a taxable lump sum payment in an amount equal to pay the employer portion of the insurance premiums to continue your existing health benefits under COBRA for twelve (12) months following the termination date, as such premiums would be measured on the termination date, less applicable federal and state payroll deductions (the “COBRA Payment”); and (vii) all unvested equity awards pursuant to Sections 6(c) and (d) above shall be immediately accelerated and deemed vested. Such payment shall be made as a lump sum within fifteen (15) days of the effective date of such termination. Notwithstanding anything to the contrary in this Agreement, if Company determines in its sole discretion that it cannot provide the COBRA Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, the Parties agree to reform this Section. Notwithstanding anything to the contrary in this Agreement, if Executive becomes eligible to participate in any other company sponsored health insurance plan, cancels COBRA or otherwise becomes ineligible to receive COBRA benefits, the Company’s obligations under this provision shall cease immediately.

(iii)	In the event that Iradimed terminates Executive’s employment hereunder for Cause or Executive resigns without Good Reason, Iradimed shall pay Executive her earned and unpaid Base Salary and her accrued and unused vacation leave as of the last day worked, and approved business expenses and Iradimed shall have no obligation to make any further payments to or to provide any further benefits hereunder to Executive. Such payment shall be made within fifteen (15) days of the effective date of resignation or termination.

11.	Noncompetition/Nonsolicitation/Confidentiality. Executive agrees to execute a Non-Solicitation, Non-Compete and Confidentiality Agreement simultaneously with the execution of this Agreement.

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12.	Ownership of Developments. All information, data, ideas, customer lists or other material which Executive develops or conceives during her employment, (1) which are along the lines of business, work or investigations of the Company, or (2) which result from or are suggested by any work performed by Executive on behalf of the Company, shall be the exclusive property of the Company, shall be promptly disclosed to the Company, and Executive will promptly execute and deliver all documents and do all other things necessary and proper to make all such information, data, ideas, customer lists or other material the absolute property of the Company. Executive agrees to assist the Company in every proper way to obtain for the Company’s benefit copyrights, patents, or other appropriate legal protection for information, data, ideas, customer lists or other material that become the exclusive property of the Company.

13.	Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to the addresses set forth below. Notice shall be deemed given immediately if delivered in person or within three (3) days after mailing by certified mail to the following addresses:

MaryBeth Smith 1895 Dove Mountain Ct. Reno, NV 89523	Leslie McDonnell, President and CEO Iradimed Corporation 1025 Willa Springs Dr. Winter Springs, FL 32708

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

14.	Assignment. Executive acknowledges that her services are unique and personal and that she therefore may not assign her rights or delegate her duties under this Agreement. This Agreement shall inure to the benefit of and be binding on Iradimed, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Iradimed.

15.	Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

16.	Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. Section headings are for convenience only, and are neither a part of this Agreement nor a limitation of the scope of the particular sections to which they refer.

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17.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

18.	Severability. The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

19.	Venue and Jurisdiction. The parties to this Agreement hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of the courts of the State of Florida and/or the United States District Court for the Middle District of Florida, Orlando Division.

20.	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

21.	Named Party Litigation. In the event that Executive is a named Party with the Company involving Executive’s former employer, Executive shall be represented by the Company’s defense attorneys. No cost for such defense shall be borne by Executive.

22.	Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

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(b)   During the employment Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IRADIMED CORPORATION

/s/ Leslie McDonnell
Leslie McDonnell
President and CEO

EXECUTIVE

/s/ MaryBeth Smith
MaryBeth Smith
Executive

CONFIDENTIAL

Non-Solicitation, Non-Compete and Confidentiality Agreement

This Non-Solicitation, Non-Compete and Confidentiality Agreement (“Agreement”) is made as of the 3rd day of January, 2020 (“Effective Date”) in favor of Iradimed Corporation a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida 32708 (the “Company”); by MayBeth Smith whose principal work address is 1025 Willa Springs Dr., Winter Springs, Florida 32708 (“Executive”). In consideration of Executive’s employment or continued employment with the Company and other good and valuable consideration, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

RECITALS

WHEREAS, Executive is subject to an Employment Agreement dated January 3, 2010; and

WHEREAS, the Company is in the business of developing, manufacturing and selling medical devices and related technology (“Business”); and

WHEREAS, the Company has developed and will develop relationships with customers, prospective customers, vendors and suppliers, which are and will become of great importance and value to the Company in connection with the Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of Executive’s employment by the Company, Executive may receive, be taught or otherwise have access to items and information associated with the Business such as business and strategic plans, financial records, customer, vendor and supplier information, inventions, programs, formulas, trade secrets, techniques, processes, sales and marketing information, pricing information, and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its Executives, including the Executive; and

WHEREAS, as a condition of employment, the Executive agrees to comply fully with the terms of this Agreement and all policies and procedures in effect for executives, including but not limited to, all terms and conditions set forth in the employee handbook, any code of conduct, any restrictive covenant policies and any other memoranda and communications applicable to Executive pertaining to the Company’s policies and procedures; and

WHEREAS, the parties hereto are entering into this Agreement as a condition precedent to entering into the Employment Agreement.

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NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive do hereby agree as follows:

AGREEMENT

1.            Adoption of Recitals. Executive adopts the above recitals as being true and correct.

2.            Definitions.

(a)        For purposes of this Agreement, the term “Affiliate” shall mean any company that directly or indirectly controls, is controlled by or is under common control with the Company.

(b)        For purposes of this Agreement, the term “Confidential Information” shall mean (i) any information regarding (A) Customer lists and prospective Customer lists; specific information on Customers and prospective Customers (including information on preferences, credit information, and pricing); (B) marketing strategies, programs, plans and methods; (C) pricing policies, product strategies and methods of operation and other business methods; (D) customer lists, customer identification, customer prospects and other basic customer information; (E) customer credit and pricing information; (F) expansion plans and other business policies and strategies; (G) business forecasts, financial data, costs, sales and revenue reports, and any analyses not publicly disclosed; (H) confidential information about employees and other representatives of Company or its Affiliates; (I) other information which enables Company to compete successfully; terms and conditions under which the Company or its Affiliates deals with Vendors and supplier or prospective Vendors or suppliers; (J) the Company’s or its Affiliates’’ billing rates, pricing lists (including item and Customer specific pricing information); (K) trade secrets; license agreements; proprietary sales and utilization methods and techniques; (L) proprietary compositions, ideas and improvements; pricing methods and strategies; (M) utilization methods and strategies; (N) computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; (O) market feasibility studies; (P) proposed or existing marketing techniques or plans; (Q) sales and sales volumes; (R) documentation, marketing and business needs of Customers, potential Customers and/or Vendors; (S) inventions; (T) future Company and Affiliate business plans; project files; design systems; (U) information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; (V) personal information about the Company’s and Affiliates’ executives, officers and directors; (W) correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and/or (X) all other confidential or proprietary information belonging to the Company or its Affiliates or relating to the Company’s or its Affiliates’ business and/or affairs; and (ii) any information that is of value or significance to Company or its Affiliates that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of Company or its Affiliates nor intended by Company or its Affiliates for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Company or its Affiliates to be Confidential Information.

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(c)        The term “Customer” shall mean any person or entity, which has conducted business with the Company or its Affiliates or entered into any contract with the Company or its Affiliates, within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(d)        The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, employee, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(e)        The term “Non-Compete Period” shall mean during the Executive’s employment with the Company and the twelve (12) months immediately following termination of the Executive’s employment with the Company for whatever reason.

(f)         The term “Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

(g)        The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to performed services on behalf of the Company or an Affiliate during the Executive’s employment with the Company and where the Company, its Affiliates or subsidiaries either (a) are engaged in business, and/or (b) have evidenced an intention to engage in business.

(h)        The term “Restricted Business” shall mean any business that competes with the Business of the Company or its Affiliates, as such business now exists (and is defined above in the Recitals) or may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

(i)         The term “Prospective Customer” shall mean any person or entity, which has evidenced an intention to conduct business with the Company or its Affiliates or evidenced an intention to enter into any contract with the Company or its Affiliates, within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(j)         The term “Vendor” shall mean any supplier, person or entity from which the Company or its Affiliates has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

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3.	Non-Competition. As a material inducement to the Company enter into the Employment Agreement with the Executive, the Executive agrees that, during the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business; provided, however, that Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

4.	Non-Solicitation of Executives or Independent Contractors. As a material inducement to the Company enter into the Employment Agreement with the Executive, the Executive agrees that, during the Non-Compete Period, Executive shall not directly or indirectly, solicit or attempt to induce any employee of Company or its Affiliates or independent contractor engaged and/or utilized by Company or its Affiliates in any capacity to terminate his/her employment with, or engagement by, Company or its Affiliates. Likewise, during the Non-Compete Period, Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of Company or its Affiliates or independent contractor engaged and/or utilized by Company or its Affiliates in any capacity.

5.	Non-Solicitation of Customers, Prospective Customers and Vendors. As a material inducement to the Company enter into the Employment Agreement with the Executive, the Executive agrees that, during the Non-Compete Period, the Executive shall not, directly or indirectly sell, market, assemble, manufacture or distribute products or services of the type sold or distributed by the Company or its Affiliates to any Customer, Prospective Customer or Vendor of the Company or its Affiliates personally or through any entity other than the Company. The Executive acknowledges and agrees that the Company and its Affiliates have substantial relationships with its Customers, Vendors and Prospective Customers, which the Company and its Affiliates expend significant time and resources in acquiring and maintaining, and that the Company and its Affiliates have Confidential Information pertaining to its business and to its Customers, Prospective Customers and Vendors, and that the Company’s and its Affiliates’ Confidential Information and relationships with its Customers, Prospective Customers and Vendors constitute significant and valuable assets of the Company.

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6.	Non-Disclosure of Confidential Information of the Company. As a material inducement to the Company to allow the Executive to remain an employee of the Company, and as a material inducement to the Company to disclose or allow to be known to the Executive some or all of the Confidential Information during the term of the Executive’s employment with the Company (at the Company’s sole and absolute discretion), the Executive hereby agrees that, during and after the Executive’s employment with the Company, Executive agrees to use Confidential Information only in the course and scope of Executive’s employment by the Company and for the exclusive benefit of the Company. Except for disclosure in the course and scope of Executive’s employment by the Company and on behalf of the Company, Executive will never at any time, either during or after employment by the Company, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any Confidential Information to any other person or entity. Executive agrees to take all steps necessary, and all steps requested by the Company, to ensure that the Confidential Information is kept secret and confidential and for the sole use and benefit of the Company and its Affiliates and to comply with all applicable policies and procedures of the Company regarding the storage and security of all Confidential Information whether in hard copy form or stored on computer disks or other electronic media. Such policies and procedures may include, but not be limited to, a prohibition against Executive sending any Company document to a personal e-mail account or using any removable media, such as a flash or external drive, at Executive’s work station, absent explicit written permission from a superior. If the Executive is requested or legally required to disclose any Confidential Information or trade secrets, the Executive must notify the Company prior to doing so by providing the Company with written notice ten (10) business days in advance of the intended or compelled disclosure. (If disclosure is required sooner than ten (10) days, the Executive must provide the Company with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled). Notice shall be provided to the following address: Leslie McDonnell, President and CEO, Iradimed Corporation, 1025 Willa Springs Dr., Winter Springs, FL 32708, lmcdonnell@iradimed.com, (407) 677-8022.

7.	Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

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8.	Non- Disparagement. It is understood that Executive may not always agree with the policies, procedures and practices of Company. Executive agrees, however, that it is Executive’s duty to support the Company and its actions and, therefore, agrees that during or after the term of this Agreement, Executive will not publicly criticize or make any defamatory or disparaging remarks or writings about Company, its Affiliates or its or their officers, managers, attorneys or other employees. This section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s board of directors. The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

9.	Need for Restrictions. Executive acknowledges and agrees that each of the restrictive covenants contained in this Agreement is reasonable and necessary to protect the legitimate business interests of Company, including, without limitation, the need to protect Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, and Vendors. Executive also acknowledges and agrees, as set forth in Section 11below, that Company may obtain a temporary, preliminary and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in this Agreement. Executive also acknowledges and agrees that, if his/her future employment’s job duties would inevitably cause him/her to disclose Confidential Information or trade secrets of Company, Company may seek to protect its legitimate business interests by enjoining him/her from working in that future position.

10.	Proprietary Rights.

(a)	Ownership. The Company shall own all right, title and interest in and to all documentation, manuals, materials, creative works, methods, techniques, compositions, ideas, recipes, creations, improvements, inventions, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, know-how and other information, in any medium whatsoever (including, without limitation, any Confidential Information, trade secrets and all software, software code, processes, copyrights, patents, technologies and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during his/her employment by the Company (including his/her employment with the Company prior to the date hereof), provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the Business, as such term is defined in the Recitals, or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials). Executive acknowledges and agrees that any of his/her work product created, produced or conceived in connection with his/her association with the Company shall be deemed work for hire and shall be deemed owned exclusively by the Company.

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(b)	Executive's Obligations. Executive shall (i) promptly disclose such Inventions to the Company (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) execute and deliver all documents required by the Company to document or perfect the Company’s proprietary rights in and to the Company’s work product; and (iv) give testimony in support of his/her inventorship. Executive shall deliver all Confidential Information, trade secrets and/or Inventions to the Company upon the Company’s request, and, in any event, immediately upon termination of the Executive’s employment by the Company.

(c)	Executive's Restrictions. Executive acknowledges that the Confidential Information, trade secrets and/or Inventions constitute valuable trade secrets of the Company. Executive shall not infringe or violate any trade secret or other proprietary right of the Company related to the Confidential Information, trade secrets and/or Inventions, and shall not own, apply for or otherwise attempt to obtain, on behalf of Executive or others, any proprietary right in any Confidential Information, trade secrets and/or Inventions, which the Company owns or has a right to own, in which the Company has an interest and/or to which the Company has title.

11.	Breach of Restrictive Covenants. Executive understands that if she violates the terms of this Agreement while employed by the Company, Executive will be subject to disciplinary action up to and including discharge from employment. Executive acknowledges and agrees that Confidential Information is a special and unique asset of the Company and derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its disclosure. Executive further agrees and acknowledges that improper disclosure of the Company’s Confidential Information and the breach of any other restrictive set forth this Agreement would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

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12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive agrees that this Agreement may be assigned by the Company without the Executive’s consent. This Agreement is not assignable by the Executive.

13.	Return of Company Property. On termination of employment, Executive shall immediately deliver all records, customer lists, notes, data memoranda, and equipment of any nature that are in Executive’s possession or under her control and that are the property of the Company or relate to the employment or to the business of the Company.

14.	Prior Agreements and Indemnification. Executive represents to the Company: (a) that there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or employment hereunder, (b) that the Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound, and (c) that the Executive is free and able to execute this Agreement and to enter into at-will employment by the Company. The Executive further represents and agrees that she will not bring with her, disclose or otherwise use any confidential, proprietary or trade secret information acquired from any prior employer, whether that information was created by the Executive or others. A written or oral notice or complaint that Executive breached this provision or violated a restrictive covenant or an agreement not to disclose confidential information shall subject the Executive, at the Company’s sole discretion, to immediate termination, including a termination for Cause, to the extent applicable. Executive also agrees to fully indemnify the Company for any and all damages, costs and/or attorney’s fees incurred by the Company that arise from any claims that were related to the Executive’s alleged or actual breach of a restrictive covenant or an agreement not to disclose confidential information.

15.	Construction, Survival. If the period of time, area, or scope of restriction specified in this Agreement should be adjudged unreasonable in any proceeding, then the period of time, area, or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in this Agreement, the restrictive period shall be tolled during the time that the Executive is in violation. All the provisions of this Agreement shall survive Executive’s employment with the Company.

16.	Modification/Entire Agreement/Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Company and agreed to in writing signed by Executive and such officer as may be specifically authorized by the Company. This Agreement contains the entire understanding of the parties hereto, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates. The Executive acknowledges that she has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement.

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17.	Waiver. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

18.	Supersedes. This Agreement supersedes and replaces all prior restrictive covenants, contracts or agreements between the Executive and the Company. The Executive acknowledges that employment is sufficient consideration for entering into this Agreement.

19.	Right to Review and Seek Counsel. The Executive acknowledges that she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that she has sought such independent counsel and advice as she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

20.	Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

21.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of law.

22.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

23.	Consent to Personal Jurisdiction and Venue; Waiver of Service of Process. The Executive hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Middle District of Florida, if such Court can exercise jurisdiction over the matter for any action brought by the Company or the Executive arising out of or in connection with this Agreement or the Executive’s employment with the Company. In the event the foregoing Court lacks jurisdiction, the Executive consents to personal jurisdiction and exclusive venue in the Circuit Court in and for Orange County, Florida. For purposes of this Section, the term “Executive” includes any business entity owned or controlled by the Executive. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address listed herein and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Notice shall be provided to the following address: To Company: Notice shall be provided to the following address: Leslie McDonnell, President and CEO, Iradimed Corporation, 1025 Willa Springs Dr., Winter Springs, FL 32708 lmcdonnell@iradimed.com; (407) 677-8022. To Executive: MaryBeth Smith, 1895 Dove Mountain Ct., Reno, NV 89523.

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24.	Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall together constitute and shall be one and the same instrument. This Agreement, and the counterparts thereto, may be executed by the Parties using their respective signatures transmitted by via electronic mail.

Agreed and accepted this 3rd day of January, 2020.

EXECUTIVE

/s/ MaryBeth Smith
MaryBeth Smith